                              FIBRONICS LTD. GROUP

                         COMBINED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1995
                               (in U.S. dollars)

                              FIBRONICS LTD. GROUP


                                    CONTENTS




                                                                                       PAGE
                                                                                       ----
INDEPENDENT AUDITORS' REPORT                                                             2

COMBINED FINANCIAL STATEMENTS
    Balance Sheets as of December 31, 1995 and 1994                                    3 - 4

    Statements of Operations
      for the years ended December 31, 1995 and 1994                                     5

    Statements of Cash Flows
      for the years ended December 31, 1995 and 1994                                     6

    Notes to the Combined Financial Statements                                        7 - 17





                                  # # # # # #

                                   LUBOSHITZ,
                                 KASIERER & CO.
                                ARTHUR ANDERSEN

                          INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS OF FIBRONICS LTD.

We have audited the combined balance sheets of the Fibronics Ltd. Group (the "Group") as of December 31, 1995 and 1994, and the related combined statements of operations and cash flows for the users then ended. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain companies included in the combined financial statements, which statements reflect total assets constituting approximately 15% and 36% of the combined assets at December 31, 1995 and 1994, respectively, and total revenues constituting approximately 9% and 28% of the combined revenues for 1995 and 1994, respectively. These statements were audited principally by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such audited companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards in Israel and in the United States, including those prescribed by the Auditor's (Mode of Performance) Regulations (Israel), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Group as of December 31, 1995 and 1994, and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in Israel and in the United States (as applicable to the financial statements of the Group, such principles are practically identical).




                                             CERTIFIED PUBLIC ACCOUNTANTS (ISR.)


Haifa, February 29, 1996

                              FIBRONICS LTD. GROUP

                            COMBINED BALANCE SHEETS
                          In thousands of U.S. dollars


                                                                           DECEMBER 31
                                                                    --------------------------
                                                            NOTE       1995           1994
                                                         ---------  -----------    -----------
CURRENT ASSETS
    Cash and cash equivalents                                            1,145           759
    Receivables, net                                        (3)         10,938         8,529
    Inventories                                             (4)          7,380         6,671
    Prepaid and other current assets                                       301           567
                                                                    -----------    -----------
         Total current assets                                           19,764        16,526
                                                                    -----------    -----------



FIXED ASSETS                                                (5)
    Cost                                                                12,994        14,021
    Less - accumulated depreciation                                     (9,893)      (10,222)
                                                                    -----------    -----------
                                                                         3,101         3,799
                                                                    -----------    -----------



OTHER ASSETS                                                               299           349
                                                                    -----------    -----------





                                                                        23,164        20,674
                                                                    ===========    ===========

                                                                           DECEMBER 31
                                                                    --------------------------
                                                            NOTE       1995           1994
                                                         ---------  -----------    -----------
CURRENT LIABILITIES
    Banks                                                   (6)          9,169         7,824
    Trade payables                                                       3,200         4,980
    Accrued payroll and other expenses                                   3,371         6,215
    Current maturities                                                   5,176         4,610
                                                                    -----------    -----------
         Total current liabilities                                      20,916        23,629
                                                                    -----------    -----------


LOAN FROM ELBIT LTD.                                        (7)          6,781             -
                                                                    -----------    -----------


LONG-TERM LIABILITIES
    Bank and others                                         (8)          2,328         3,886
    Accrued severance pay, net                              (9)            116           215
                                                                    -----------    -----------
                                                                         2,444         4,101
                                                                    -----------    -----------

CONTINGENT LIABILITIES
    AND COMMITMENTS                                         (11)

SHAREHOLDERS' DEFICIENCY                                    (12)        (6,977)       (7,056)
                                                                    -----------    -----------




                                                                        23,164        20,674
                                                                    ===========    ===========



          . . . . . . . . . . . .             . . . . . . . . . .
              YIGAL BARUCHI                       PESAH DAVID
          Chief Executive Officer                 Controller
               and member of
            Board of Directors






   THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                              FIBRONICS LTD. GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                          In thousands of U.S. dollars

                                                                           DECEMBER 31
                                                                    --------------------------
                                                            NOTE       1995           1994
                                                         ---------  -----------    -----------
Net sales                                                               35,003        33,355

Cost of sales                                               (13)        19,127        20,725
                                                                    -----------    -----------

    Gross profit                                                        15,876        12,630
                                                                    -----------    -----------

Selling expenses                                                        15,129        16,712

Research and development costs, net                         (14)           545            76

Administrative and general expenses                                      1,485         3,751
                                                                    -----------    -----------

    Total operating expenses                                            17,159        20,539
                                                                    -----------    -----------

    Operating loss                                                      (1,283)       (7,909)

Financing expenses, net                                     (15)         1,753         1,577

Restructuring costs                                         (16)             -         1,953

Other income (expenses), net                                               815          (118)
                                                                    -----------    -----------
                                                                        (2,221)      (11,557)

Forgiveness of debt by Elbit                                             2,300             -
                                                                    -----------    -----------



    Net income (loss)                                                       79       (11,557)
                                                                    ===========    ===========





   THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                              FIBRONICS LTD. GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                          In thousands of U.S. dollars

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                       1995           1994
                                                                    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVIES
  Net income (loss)                                                         79       (11,557)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Revenues and expenses not affecting operating cash
         flows:
           Forgiveness of debt by Elbit                                 (2,300)            -
           Depreciation and amortization                                 1,459         2,455
           Severance pay, net                                              (99)          (92)
           Loss (gain) on disposal and write off of fixed assets          (205)          410
           Linkage increments on long-term loans                            10            56
      Changes in operating assets and liabilities:
         Receivables                                                    (2,409)          751
         Inventories                                                      (709)        1,524
         Prepaid and other current assets                                  266           218
         Payables and accrued expenses                                  (4,624)        2,693
                                                                    -----------    -----------
           Net cash used in operating activities                        (8,532)       (3,542)
                                                                    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in fixed assets                                              (786)         (361)
  Proceeds from disposal of fixed assets                                   280           156
                                                                    -----------    -----------
           Net cash used in investing activities                          (506)         (205)
                                                                    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Additional paid-in capital                                                 -         4,183
  Long-term loans from banks                                                 -           192
  Repayment of long-term loans from banks                               (1,002)       (1,657)
  Loan from Elbit                                                        9,081             -
  Short-term borrowings from banks, net                                  1,345         1,165
                                                                    -----------    -----------
           Net cash provided by financing activities                     9,424         3,883
                                                                    -----------    -----------

INCREASE IN CASH AND CASH EQUIVALENTS                                      386           136
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR                                                                  759           623
                                                                    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 1,145           759
                                                                    ===========    ===========





   THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                              FIBRONICS LTD. GROUP

                 NOTES TO THE COMBINED STATEMENTS OF CASH FLOWS
                          In thousands of U.S. dollars



NOTE 1 - GENERAL

         A.  BASIS OF PRESENTATION

             The combined financial statements of the Fibronics Ltd. Group (the "Group") comprise the accounts of the following companies which are, directly and indirectly, wholly-owned subsidiaries of Elbit Ltd. ("Elbit").

                - Fibronics Ltd. (the "Company") and its marketing subsidiaries (principally in the United Kingdom and in Germany).

                -    Fibronics International Inc. (marketing company in the
                     U.S.)

             Material intercompany balances and transaction among the companies in the Group have been eliminated in the combined financial statements.

         B. The Group is engaged in the development, manufacture and international marketing of high-speed information transfer and distribution systems. The term "affiliated company", as used in these financial statements, refers to affiliates of Elbit, and its principal shareholder, Elron Electronic Industries Ltd. ("Elron").

         C. The Group incurred significant losses from operations in previous years resulting in a shareholders' deficiency of approximately $6,977 as of December 31, 1995. Elbit has made a commitment that it will assist the Group in meeting its working capital needs for 1996 in order to enable the Group to continue operations.

         D. The accompanying financial statements have been prepared in U.S. dollars, as the currency of the primary economic environment in which the operations of the Group are conducted is the U.S. dollar. The majority of the Group's sales are made outside Israel in non-Israeli currencies (mainly the U.S. dollar), as are the majority of purchases of materials and components. Thus, the functional currency of the Group is the U.S. dollar. Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are remeasured into U.S. dollars in accordance with principles identical to those prescribed in Statement No. 52 or the Financial Accounting Standards Board of the United States
             (FASB). Exchange gains and losses from the aforementioned remeasurement are reflected in the statement of operations.

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 1 - GENERAL (CONT.)

         E. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         F.  REORGANIZATION OF ELBIT

             In December 1995, Elbit announced that its Board of Directors approved in principle the exploration of a strategic split of Elbit's business segments into three separate publicly-traded companies in the defense, healthcare and commercial businesses. The proposal is subject to all necessary approvals, permits and licenses required by law, in both Israel and in other applicable countries. Upon final approval of this proposal by the Elbit Board of Directors, it will be submitted for approval by Elbit's shareholders. The accompanying financial statements do not reflect the impact of any adjustments that may result from this reorganization.

NOTE 2 - ACCOUNTING POLICIES

         The financial statements have been prepared in conformity with accounting principles generally accepted in Israel and in the United States (as applicable to the financial statements of the Group such principles are practically identical). The significant accounting policies followed in the preparation of the financial statements, on a consistent basis, are:

         A.  INVENTORIES

             Inventories are valued at the lower of cost or market, cost being determined as follows:

                     Raw materials             -   "first-in, first-out" method.

                     Finished products and
                       work in process         -   materials as above; labor and
                                                   overhead on an average basis

         B.  CASH EQUIVALENTS

             All highly liquid investments are considered as cash equivalents if the investments mature within three months from the date of acquisition.

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 2 - ACCOUNTING POLICIES (CONT.)

         C.  FIXED ASSETS

             Fixed assets are stated at cost, net of investment grants received. Repairs and maintenance expenses are charged to operations as incurred. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets (principally five to fifteen years).

         D.  RESEARCH AND DEVELOPMENT COSTS

             Research and development costs, net of participations, are charged to operations as incurred.

         E.  PRODUCT WARRANTY

             The provision for product warranty is recorded based on the Company's experience and engineering estimates.

         F.  DOUBTFUL DEBTS

             Known bad debts are written off. Doubtful debts are provided for specifically.

         G.  BALANCES IN FOREIGN CURRENCY AND LINKED BALANCES

             Balances in foreign currency are translated at the exchange rates in effect at balance sheet date.

             Balances linked to the Consumer Price Index in Israel (CPI) are stated at the latest index published prior to balance sheet date.

             Data regarding the representative exchange rate of the U.S. dollar and the CPI are as follows:



                                                             EXCHANGE RATE OF            CONSUMER
             END OF YEAR                                        U.S. DOLLAR            PRICE INDEX
             --------------------------------------------   -------------------    -----------------
             1995                                                  3.135                  313.3
             1994                                                  3.018                  289.7

             CHANGE DURING THE YEAR                                  %                      %
             --------------------------------------------   -------------------    -----------------
             1995                                                   3.9                    8.1
             1994                                                   1.1                   14.5

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 3 - RECEIVABLES

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                       1995           1994
                                                                    -----------    -----------
         Trade -
           Elbit                                                         198              -
           Other (*)                                                   9,999          7,673
         Government departments                                          712            826
         Sundry                                                           29             30
                                                                    -----------    -----------
                                                                      10,938          8,529
                                                                    ===========    ===========

         (*)  Net of allowance for doubtful debts                        264            509
                                                                    ===========    ===========

NOTE 4 - INVENTORIES

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                       1995           1994
                                                                    -----------    -----------
         Raw materials                                                 2,636          2,576
         Work in process                                               1,246            833
         Finished products                                             3,498          3,262
                                                                    -----------    -----------
                                                                       7,380          6,671
                                                                    ===========    ===========

NOTE 5 - FIXED ASSETS

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                       1995           1994
                                                                    -----------    -----------
         Machinery, computers and vehicles                             9,022         10,107
         Office furniture and fixtures                                 3,801          3,706
         Leasehold improvements                                          171            208
                                                                    -----------    -----------
                                                                      12,994         14,021

         Less - accumulated depreciation and
           amortization                                               (9,893)       (10,222)
                                                                    -----------    -----------
                                                                       3,101          3,799
                                                                    ===========    ===========

         Depreciation and amortization expense totaled approximately $1,409 and $1,933 in 1995 and 1994, respectively.

         Investment grants deducted from cost of fixed assets amount to $680 (1994 - same).

         Liens - see Note 10.

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 6 - BANKS

         The loans are linked to the U.S. dollar and bear interest at annual rates of between 6.5% and 7.2%.

         Collateral - see Note 10.

NOTE 7 - LOAN FROM ELBIT LTD.

         The loan is linked to the U.S. dollar and bears interest at an annual rate of 7.5%. maturity dates have not yet been determined.

NOTE 8 - LONG-TERM LIABILITIES

         A.  COMPOSITION:

                                                        ANNUAL
                                                       INTEREST           DECEMBER 31
                                                         RATE       --------------------------
                                                         % (4)          1995          1994
                                                      -----------   ------------  ------------
         Bank loans                     (1)               7.2            4,250        4,250
         Bank loans                     (2)             8.5-10.5         3,154        3,758
         Capital lease                                                       -          173
         Other                          (3)            10.0-11.5           100          315
                                                                    ------------  ------------
                                                                         7,504        8,496
         Less - current maturities                                       5,176        4,610
                                                                    ------------  ------------
                                                                         2,328        3,886
                                                                    ============  ============

         (1) These loans are subject to various financial covenants.

         (2) The loans are secured by guarantees from the Government of Israel in accordance with the Law for the Encouragement of Capital Investments, 1959.

         (3) Loans of $100 (1994 - $280) are linked to the CPI.

         (4) The loans bear interest mainly based on the LIBOR rate. The abovementioned rates are the rates as of December 31, 1995.

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 8 - LONG-TERM LIABILITIES (CONT.)

         B.  MATURITIES

         First year - current maturities                                              5,176
         Second year                                                                  1,596
         Third year                                                                     486
         Fourth year                                                                    124
         Fifth year                                                                     122
                                                                                  ------------
                                                                                      7,504
                                                                                  ============

         C.  COLLATERAL - see Note 10.

NOTE 9 - ACCRUED SEVERANCE PAY, NET

         The Company is obligated to make severance payments to employees upon termination of their employment. For some of its employees, including senior employees, the Company discharges its obligation for severance pay by the payment of premiums to an insurance company under an approve plan. Other employees have joined a comprehensive pension plan. The deposits with the insurance company and the pension fund are not under the control of the Company and, therefore, are not presented in the balance sheet.

         The Company makes deposits with a severance pay fund to cover a portion of its liability for severance pay over and above its contributions to the pension plan as detailed below:

                                                                          DECEMBER 31
                                                                  ----------------------------
                                                                      1995           1994
                                                                  -------------  -------------
         Accrued severance pay                                         324            410
         Less - deposits (including accrued profits)                   208            195
                                                                  -------------  -------------
                                                                       116            215
                                                                  =============  =============

NOTE 10 - LIENS

         As collateral for its liabilities to banks and to the State of Israel (in respect of investment grants), the Company has registered fixed and floating charges on its assets.

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 11 - CONTINGENT LIABILITIES AND COMMITMENTS

         A.  LEASES

             Various companies in the Group lease facilities under operating leases, certain of which include escalation clauses, purchase options, renewal options and requirements to pay property taxes and utilities. The companies also lease certain furniture and equipment under non-cancellable operating lease agreements.

             The future minimum lease commitments under operating leases as of December 31, 1995, are as follows:

             Year ending December 31:
             ------------------------
             1996                      605
             1997                      450
             1998                      197
             1999                       91
             2000                       86
             Thereafter                 68
                                  -----------
                                     1,497
                                  ===========

             Rentals charged to operations under these leases for the year ended December 31, 1995, amounted to approximately $460 (1994 - $600).

         B.  ROYALTIES

             In connection with its research and development, the Company has received participation payments from the State of Israel. The participation commits the Company to pay royalties of 2%, mainly on the related product sales, and is subject to various time restrictions and maximum amount. Royalties for the current year amounting to $300 (1994 - $386) are included in selling expenses.

             The Company received in prior years participations in selling expenses by the Government of Israel. The participations commit the Company to pay a royalty of 3% of the increase in sales over a base amount.

         C. According to a letter of understanding between the Company and a supplier (Kalpana), the Company will pay the supplier royalties of $25 per unit sold, after the first 12,000 units.

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 11 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT.)

         D.  According to an agreement between the Company and a supplier
             (QSP), the Company may be liable for payment of up to $200, if the agreement with the supplier is terminated

         E. According to terms of an agreement between the Company and Elbit, Elbit has undertaken to finance the Company's research and development expenses, contingent upon specific conditions, during the years 1995 and 1996. In consideration for the financing of its research and development programs, commencing on January 1, 1997, and for a period of five years, the Company is committed to pay Elbit royalties for each product developed through this financing at a rate of 3% of total sales.

         F. According to an agreement between the Company and a supplier (Plaintree), the Company has a commitment to purchase chips of the supplier in 1996 of up to $1,200.

         G. Short-term deposits amounting to $105 are pledged to secure bank credit received by a company in Germany.

NOTE 12 - SHAREHOLDERS' DEFICIENCY

                                                                               FOR THE YEAR ENDED
                                                                                   DECEMBER 31
                                                                          -------------------------
                                                                               1995           1994
                                                                          -------------  ----------
         Balance, beginning of year                                           (7,056)           318
         Additional paid-in capital                                                -          4,183
         Net income (loss)                                                        79        (11,557)
                                                                          -------------  ----------
                                                                              (6,977)        (7,056)
                                                                          =============  ==========


NOTE 13 - COST OF SALES

                                                                               FOR THE YEAR ENDED
                                                                                   DECEMBER 31
                                                                          -------------------------
                                                                               1995           1994
                                                                          -------------  ----------
         Materials                                                            16,951         15,115
         Labor and subcontractors                                              1,452          2,416
         Manufacturing overhead                                                  965          1,745
         Depreciation                                                            408            937
                                                                          -------------  ----------
                                                                              19,776         20,213
         Decrease (increase) in inventories of finished
           products and work in process                                         (649)           512
                                                                          -------------  ----------
                                                                              19,127         20,725
                                                                          =============  ==========

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 14 - RESEARCH AND DEVELOPMENT COSTS, NET

                                                                               FOR THE YEAR ENDED
                                                                                   DECEMBER 31
                                                                          -------------------------
                                                                               1995           1994
                                                                          -------------  ----------
         Labor                                                                 2,648          3,035
         Materials                                                               213            218
         Other                                                                 1,717          2,933
                                                                          -------------  ----------
                                                                               4,578          6,186
         Less - participation by:
           The Government of Israel                                           (2,233)        (2,589)
           Elbit Ltd.                                                         (1,800)        (3,521)
                                                                          -------------  ----------
                                                                                 545             76
                                                                          =============  ==========

NOTE 15 - FINANCING EXPENSES, NET

                                                                               FOR THE YEAR ENDED
                                                                                   DECEMBER 31
                                                                          -------------------------
                                                                               1995           1994
                                                                          -------------  ----------
         Expenses:
           Long-term loans                                                       694            658
           Short-term loans and other                                          1,055            864
           Loan from Elron                                                       147             94
                                                                          -------------  ----------
                                                                               1,896          1,616
         Less - financing income                                                 143             39
                                                                          -------------  ----------
                                                                               1,753          1,577
                                                                          =============  ==========


NOTE 16 - RESTRUCTURING COSTS

                                                                                           FOR THE
                                                                                          YEAR ENDED
                                                                                         DECEMBER 31
                                                                                       -------------
         Writedown of discontinued fixed assets
           and facility closure costs                                                           416
         Severance payments in excess of regular
           provisions and involuntary employee
           termination costs                                                                    837
         Lease buyout                                                                           325
         Other                                                                                  375
                                                                                       ------------
                                                                                              1,953
                                                                                       ============

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 17 - TRANSACTIONS WITH RELATED PARTIES


                                                                               FOR THE YEAR ENDED
                                                                                   DECEMBER 31
                                                                          -------------------------
                                                                               1995           1994
                                                                          -------------  ----------
         Income:
           Sales                                                               9,399          9,729
           Participation in research and
             development                                                       1,800          3,521
           Forgiveness of debt                                                 2,300              -

         Costs and expenses:
           Cost of sales, net                                                  1,917            302
           Selling expenses                                                      150            673
           Financing expenses                                                    147             94

         Sales of fixed assets                                                   320              -

NOTE 18 - TAXES ON INCOME

         A. The Company's production facilities have been granted the status of "approved enterprise" entitling the Company to certain tax benefits. The period of such benefits is limited to a certain number of years. This period will terminate in 1996 and 1997 for certain plant expansions and in 2005 and 2007 in respect of other expansions.

             Income deriving from the "approved enterprise" is subject to tax at a reduced rate.

             The above benefits are conditional, inter alia, on the Company exporting specified percentages of its annual turnover. The Company has fulfilled this condition to date.

         B. The Group has tax loss carryforwards amounting to approximately $14,500 some of which expire in varying amounts through 2009. A valuation allowance has been provided for the full amount of the deferred tax benefit related to these carryforwards due to the uncertainty in respect of their realization.

         C. Final tax assessments for the Company have been received through 1993.

                              FIBRONICS LTD. GROUP

                          In thousands of U.S. dollars


NOTE 19 - CONCENTRATIONS OF CREDIT RISK

         Financial instruments which potentially subject the Group to concentrations of credit risk consist principally of accounts receivable. These concentrations of credit risk within geographical markets may be affected by changes in economic or other conditions and may, accordingly impact the Group's overall credit risk. The Group performs ongoing credit evaluations of its customers and maintains allowances for credit losses.

         Accounts receivable-trade, classified by geographical markets at December 31, 1995 and 1994 are:


                                                                                   DECEMBER 31
                                                                          ------------------------
                                                                               1995           1994
                                                                          -------------  ---------
         Americas                                                              1,207          1,966
         Israel                                                                1,097            468
         Europe                                                                7,039          4,600
         Other                                                                   656            639
                                                                          -------------  ----------
                                                                               9,999          7,673
                                                                          =============  ==========





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